EXHIBIT 15(q)


                                    SUPPLEMENT TO
                    MASTER AMENDED AND RESTATED DISTRIBUTION PLAN
                             FOR IVY FUND CLASS A SHARES


               WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and consists of one or more separate investment portfolios as may be established and designated from time to time (each, a "Portfolio");

               WHEREAS, the Board of Trustees of Ivy Fund has adopted a Plan dated December 21, 1991 and amended and restated on October 23, 1993 (the "Plan"), in accordance with the requirements of the 1940 Act, and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders; and

               WHEREAS, the Board of Trustees of Ivy Fund, pursuant to
          Section 1 of the Plan, desires to supplement the Plan so that it pertains to the Class A Shares of a new Portfolio of Ivy Fund referred to as Ivy Pan-Europe Fund.

               NOW THEREFORE, the Board of Trustees of Ivy Fund having determined that the Plan shall pertain to the Class A shares of Ivy Pan-Europe Fund, Ivy Fund hereby adopts this Supplement as of the twenty-ninth day of April, 1997.


                                        IVY FUND



                                        By:  ____________________________
                                             Keith J. Carlson, President